UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): September 4, 2007

AmerisourceBergen Corporation

(Exact name of Registrant as specified in its charter)

Delaware	1-16671	23-3079390
(State or Other Jurisdiction of Incorporation or Organization)	Commission File Number	(I.R.S. Employer Identification Number)

1300 Morris Drive Chesterbrook, PA	19087
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (610) 727-7000

N/A

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01.	Other Events.

AmerisourceBergen Corporation (the “Registrant”) reported on the status of certain legal proceedings, including the “Bridge Medical Matter” in Note 10 of the Notes to the Consolidated Financial Statements set forth under Item 1 of Part I of the Registrant’s Quarterly Report on Form 10-Q for the quarterly period ended June 30, 2007. The Bridge Medical Matter is an action that was commenced in 2004 by the former stockholders of Bridge Medical, Inc. (“Bridge”) against the Registrant in the Delaware Court of Chancery claiming entitlement to payment of certain contingent purchase price amounts (“Earnout Amounts”) under the terms of the agreement under which the Registrant acquired Bridge in January 2003 and claiming breach by the Registrant of certain obligations to assist the Bridge sales force and promote the Bridge bedside point-of-care patient safety product during the period over which the Earnout Amounts were to be calculated. On September 4, 2007, the Delaware Court of Chancery ruled that the former stockholders were entitled to payment of $21 million for Earnout Amounts and nominal damages for all other claims. The Registrant believes that the decision of the Delaware Court of Chancery was in error and intends to appeal the Court’s decision.

In July 2005, the Registrant sold substantially all of the assets of Bridge and has reflected the historical results of operations of Bridge since that time in discontinued operations. As a result of the decision of the Delaware Court of Chancery, the Registrant will record a charge of $21 million in discontinued operations in its fourth quarter ending September 30, 2007. The Registrant does not expect to receive a tax benefit relating to this charge.

The Registrant’s fiscal 2007 expectations for diluted earnings per share from continuing operations have not been affected by this decision and remain unchanged.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AMERISOURCEBERGEN CORPORATION

Date: September 6, 2007	By:	/s/ Michael D. DiCandilo
	Name:	Michael D. DiCandilo
	Title:	Executive Vice President and Chief Financial Officer